UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 9, 2008
REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

DELAWARE	000-51757	16-1731691
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
1700 Pacific, Suite 2900
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 750-1771
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     Regency’s press release relating to the matters discussed above is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 8.01. Other Events.
     On September 9, 2008, Regency Energy Partners LP, a Delaware limited partnership (“Regency”), issued a press release announcing plans to capitalize on its existing footprint in northwestern Louisiana by expanding the Regency Intrastate Pipeline system (“RIGS”) to transport gas from the Haynesville Shale to market. This expansion (the “Haynesville Shale Expansion Project”) will add approximately 1.45 billion cubic feet per day (“Bcfd”) of new takeaway capacity from the Haynesville Shale. Regency has signed letters of intent to enter into long-term transportation agreements with anchor shippers covering approximately 76% of the incremental capacity to be added by this expansion and is engaged in discussions with other parties interested in contracting for the remaining capacity.
     The Haynesville Expansion Project is expected to add 204 miles of pipeline ranging in diameter from 24 to 42 inches and 49,000 horsepower of compression. It is anticipated that the expansion will be completed in two phases. Regency expects phase one of the project to be completed in the first half of 2009 and to add approximately 300 million cubic feet per day of capacity by constructing additional pipeline loops and adding compression to the existing RIGS system. Regency expects phase two of the project to be completed in the first quarter of 2010 and to add an incremental 1.15 Bcfd. The total cost of this project is expected to be approximately $1.1 billion, with phase one comprising approximately $375 million of the total cost.
     Regency has obtained commitment letters for approximately $600 million of debt financing for this project. The debt financing is subject to the execution of definitive loan documentation and other terms and closing conditions. Regency intends to finance the remainder of the project by using available capacity under its revolving credit facility and through future equity offerings.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit
Number	Description

99.1	Regency Energy Partners LP Haynesville Shale Expansion Project Press Release dated September 9, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP

By: Regency GP LP, its general partner By: Regency GP LLC, its general partner

By:	/s/ Dan A. Fleckman Dan A. Fleckman
Executive Vice President and Chief Legal Officer
September 9, 2008